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                                       COMMISSION SCHEDULE

OPTION 1
              Prior to Annuitization:
              Owner < Age 80
              0.80% Upfront on premium
              0.80% Annual trail starting after the 1st year, paid quarterly.

              Owner 81-86
              0.70% Upfront on premium
              0.70% Annual trail starting after the 1st year, paid quarterly.

              Owner 86+
              0.60% Upfront on premium
              0.60% Annual trail starting after the 1st year, paid quarterly.

              CHARGEBACKS

-    At free look - 100%.

-    At Death in first year: 0-6 months: 50%; Months 7-12: 25%

-    Surrender in First Year: : 0 - 6 months 50%; 7 - 12 months 25%

OPTION 2
              Owner < Age 80

========================================================================================
         OPTIONS                UPFRONT     YEAR 2       YEAR 3      YEAR 4      YEAR 5+
----------------------------------------------------------------------------------------
                                  2.50        0.20         0.20        0.20        0.80
----------------------------------------------------------------------------------------
 CHARGEBACK OF UPFRONT ON         100%         75%          50%         25%          0%
DEATH, PARTIAL SURRENDER*
    OR FULL SURRENDER
========================================================================================

* Up to 10% of Account Value may be withdrawn in years 1-4 under a systematic withdrawal program with no chargeback. Any other individual withdrawal or systematic withdrawal in excess of the 10% will result in a chargeback as shown.

              Owner > Age 80

              Not available- Must use option 1

GENERAL PROVISIONS

              Commission Calculations
              All commission calculations will be issue age driven, not attained age.

              After Annuitization:
              Trail commission continues, paid quarterly. The amount is determined using the present value of remaining annuity payments.

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              Advanced Commissions
              Commissions will be paid on external money 21 days after the request for transfer is processed at Allmerica. The chargebacks will occur at 60 days with the ability to extend another 29 days on an exception basis.

              Corporate Broker Set-up
              For special relationships established with non-agency affiliates, commissions will be paid directly to the "corporation" as opposed to the "individual sellers". This functionality is analogous to the arrangement with Colonial Bank.

              Note: Commission is based on oldest owner unless the contract is owned by a non-natural entity; then it is based on the age of the oldest annuitant.

              Upfront commission is based on the initial payment and trails are based upon a percent of accumulated value.

              Trail commissions will be paid quarterly in January, April, July and October. The first trail commissions for a contract will be paid on the first quarterly commission payment date following the first anniversary of the date of issue.

              Trail commissions will continue to be paid until the contract is surrendered.